Exhibit 99.1

For Release: Friday, Nov. 1, 2013, 10 a.m. EDT

GM’s U.S. Sales up 16 percent in October

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 226,402 vehicles in the United States in October, up 16 percent versus a year ago. Retail sales were also up 16 percent and fleet sales were up 14 percent.

“Chevrolet, Cadillac and Buick-GMC all performed well in the month, and the sales tempo really picked up after the government shutdown ended,” said Kurt McNeil, vice president, U.S. sales operations. “We are particularly pleased with our truck momentum. Chevrolet and GMC have the newest and best light duty trucks, sales are accelerating and we are gearing up for the second, third and fourth phases of our strategic truck plan.”

This month, the premium Chevrolet Silverado High Country and GMC Sierra Denali will hit showrooms, followed by a redesigned range of heavy-duty pickups in the first quarter of 2014. All-new Chevrolet, GMC and Cadillac full-size SUVs also arrive in the first quarter, and later in the year, GM will introduce clean-sheet redesigns of the Chevrolet Colorado and GMC Canyon mid-size pickups.

October Sales Highlights (vs. 2012)

•	Buick total sales increased 31 percent and retail sales were up 25 percent for the 18th consecutive month of year-over-year growth. Regal sales increased 47 percent.

•
Cadillac’s sales increased 10 percent and have grown in each of the last 13 months thanks to the all-new XTS and ATS. In addition, the SRX is on track for its best year ever. Retail sales were up 12 percent for the brand and more than 60 percent of buyers did not trade in a Cadillac.

•	GMC was up 16 percent. The Terrain had its best October sales ever.

•	Chevrolet was up 15 percent. Thirteen nameplates posted double-digit increases, including every SUV and crossover nameplate.

•	Retail sales of Chevrolet passenger cars were up 32 percent. Cruze had its best-ever October retail sales. Impala retail deliveries nearly doubled and Malibu retail sales increased 58 percent.

•	Deliveries of the Chevrolet Silverado and GMC Sierra were up 10 percent and 13 percent, respectively.

Sales of the new 2014 light duty Silverado and Sierra increased 62 percent from September 2013. They accounted for about 76 percent of GM’s light duty deliveries, per plan.

Strong calendar-year-to-date sales have helped Chevrolet and GMC earn a 30 percent share of light-duty pickups priced $40,000 or above. That is up 5 percentage points versus 2012.

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Sales Tables

October	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	155,214	14.7%	114,859	16.9%
GMC	38,841	15.7%	33,113	11.7%
Buick	17,555	31.2%	15,704	24.6%
Cadillac	14,792	9.5%	14,026	12.1%
Total	226,402	15.7%	177,702	16.1%

CYTD	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	1,648,543	6.0%	1,165,832	10.2%
GMC	372,054	9.4%	323,053	12.8%
Buick	175,058	16.2%	155,444	15.1%
Cadillac	148,206	26.7%	136,692	23.9%
Total GM	2,343,861	8.3%	1,781,021	12.0%

Fleet Segment	Month	YOY Change	CYTD	CYTD Change
Share of Sales	21.5%	(0.3) points	24.0%	(2.5) points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	727,812	87	670,191	82

Industry Sales	Month (est.)	CYTD (est.)
Light Vehicle SAAR	15.6 million range	15.6 million range

	October			(Calendar Year-to-Date) January - October
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	4,644	4,273	8.7	51,028	45,834	11.3
Encore	3,602	—	***.*	26,532	—	***.*
LaCrosse	3,850	4,139	(7.0)	42,695	49,205	(13.2)
Regal	2,153	1,466	46.9	14,920	21,989	(32.1)
Verano	3,306	3,502	(5.6)	39,874	32,648	22.1
Buick Total*	17,555	13,384	31.2	175,058	150,646	16.2
ATS	2,782	1,266	119.7	30,989	1,877	***.*
CTS	2,073	2,344	(11.6)	26,483	40,809	(35.1)
Escalade	1,069	990	8.0	10,022	10,284	(2.5)
Escalade ESV	608	668	(9.0)	6,524	6,463	0.9
Escalade EXT	137	174	(21.3)	1,811	1,522	19.0
SRX	5,373	5,521	(2.7)	45,879	45,745	0.3
XTS	2,750	2,540	8.3	26,472	9,696	173.0
Cadillac Total*	14,792	13,505	9.5	148,206	117,017	26.7
Avalanche	526	2,331	(77.4)	16,144	19,480	(17.1)
Camaro	5,669	5,122	10.7	70,484	74,090	(4.9)
Caprice	273	343	(20.4)	3,239	3,208	1.0
Captiva Sport	4,197	3,408	23.2	40,490	30,556	32.5
Colorado	29	1,612	(98.2)	3,404	34,220	(90.1)
Corvette	3,929	1,167	236.7	11,759	11,737	0.2
Cruze	16,087	19,121	(15.9)	211,862	199,721	6.1
Equinox	17,163	15,387	11.5	202,583	182,249	11.2
Express	6,525	5,528	18.0	66,149	63,414	4.3
Impala	11,713	8,368	40.0	132,746	148,547	(10.6)
Malibu	15,746	9,629	63.5	170,696	189,094	(9.7)
Silverado-C/K Pickup	42,660	38,739	10.1	403,435	336,939	19.7
Sonic	6,850	5,495	24.7	76,499	70,241	8.9
Spark	2,353	2,134	10.3	30,677	8,447	263.2
Suburban (Chevy)	5,648	3,595	57.1	40,228	37,455	7.4
SS	1	—	***.*	1	—	***.*
Tahoe	7,458	4,926	51.4	67,584	54,407	24.2
Traverse	6,365	5,437	17.1	81,776	72,479	12.8
Volt	2,022	2,961	(31.7)	18,782	19,309	(2.7)
Chevrolet Total*	155,214	135,305	14.7	1,648,543	1,555,688	6.0
Acadia	6,882	5,613	22.6	74,304	69,470	7.0
Canyon	5	472	(98.9)	923	8,090	(88.6)
Savana	1,027	1,047	(1.9)	12,585	18,306	(31.3)
Sierra	16,503	14,568	13.3	152,173	126,749	20.1
Terrain	7,914	7,286	8.6	84,706	78,112	8.4
Yukon	3,021	2,289	32.0	21,928	21,438	2.3
Yukon XL	3,489	2,295	52.0	25,435	17,963	41.6
GMC Total	38,841	33,570	15.7	372,054	340,128	9.4
GM Vehicle Total*	226,402	195,764	15.7	2,343,861	2,163,479	8.3
27 selling days for the October period this year and 26 for last year.
*Totals include discontinued models: Buick Lucerne, Cadillac DTS and STS, Chevrolet Aveo, Cobalt and HHR.